UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): October 3, 2016 (September 30, 2016)

Red Lion Hotels Corporation
(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
201 W. North River Drive, Suite 100, Spokane, Washington 99201
(Address of Principal Executive Offices)

(509) 459-6100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 30, 2016, Red Lion Hotels Corporation (the “Company”), through its wholly owned subsidiaries Red Lion Hotels Franchising, Inc. (“RLHF”) and Red Lion Hotels Canada Franchising, Inc. (together with RLHF, the “Buyers”), completed its previously announced purchase (the “Purchase”) of the operating assets and assumption of certain liabilities (the “Assets”) relating to specified hotel brands and brand extensions (as more fully identified in Item 1.01 of the Current Report on Form 8-K filed on September 14, 2016) from Thirty-Eight Street, Inc. (“TESI”), Vantage Hospitality Group, Inc. (“Vantage Hospitality”) and certain other parties (the “Sellers”), pursuant to the Asset Purchase Agreement (the “Purchase Agreement”), dated September 13, 2016 and attached to the Current Report on Form 8-K filed on September 14, 2016 as Exhibit 2.1.

The Buyers acquired the Assets for $22.7 million in cash, after an estimated working capital adjustment, and the issuance of 690,000 shares of the Company’s common stock.  Of the cash consideration, $10.2 million (less approximately $250,000 that was placed into an indemnity escrow account) was paid to TESI, and the balance of $12.5 million was paid to Vantage Hospitality.  The 690,000 shares of the Company’s common stock were issued to TESI.

Pursuant to the Purchase Agreement’s post-closing working capital purchase price adjustment mechanism, additional consideration will be earned by TESI as of the first anniversary of the closing date in an aggregate amount of up to (i) $4 million in cash and (ii) 414,000 shares of the Company’s common stock. Additional consideration will also be earned by TESI as of the second anniversary of the closing date in an aggregate amount of up to (i) $3 million in cash and (ii) 276,000 shares of the Company’s common stock.  The minimum cash payout at each of the first anniversary and the second anniversary is $1 million.  The additional consideration is subject to full or partial accelerated payment under certain conditions specified in the Purchase Agreement.

The foregoing description of the Purchase Agreement is not complete and is subject and entirely qualified by reference to the full text of the Purchase Agreement, attached as Exhibit 2.1 to the Current Report on Form 8-K filed on September 14, 2016.  A Voting Agreement substantially in the form attached as Exhibit 10.1 to the Current Report on Form 8-K filed on September 14, 2016 was also signed.

Item 3.02. Unregistered Sales of Equity Securities.

As described in Item 2.01 above, the Company has completed its acquisition of the Assets and has, pursuant to the Purchase Agreement, issued to TESI 690,000 shares of the Company’s common stock as partial consideration therefor. TESI is an “accredited investor” (as defined in the rules promulgated under the Securities Act of 1933, as amended (the “Securities Act”)).  The issuance of the Company’s common shares is exempt from registration under Section 4(a)(2) of the Securities Act because the transaction did not involve a public offering.  The shares of the Company’s common stock are restricted securities for purposes of Rule 144 and subject to certain requirements before sale, including holding period requirements.  The Company has not engaged in general solicitation or advertising with regard to the issuance and sale of the Company’s common stock issued pursuant to the Purchase Agreement.

The information disclosed in this Item 3.02 is qualified by the information set forth in Item 2.01 of this Current Report on Form 8-K, which is incorporated into this Item 3.02 by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Effective October 1, 2016, in connection with consummation of the Purchase described above in Item 2.01, the Company’s Board of Directors appointed Roger J. Bloss, 59, as the Executive Vice President and President of Global Development of the Company.  Mr. Bloss joins the Company from Vantage Hospitality, where he has served as President and Chief Executive Officer since its founding in 1999.

Effective October 1, 2016, in connection with consummation of the Purchase described above in Item 2.01, the Company’s Board of Directors appointed Bernard T. Moyle, 58, as the Executive Vice President and Chief Operating Officer of the Company.  Mr. Moyle joins the Company from Vantage Hospitality, where has served as Chief Operating Officer and Chief Financial Officer since June 2002.  Mr. Moyle has served as a director of Vantage Hospitality since 1999.  Prior to joining Vantage Hospitality Group, Inc., Mr. Moyle practiced commercial law for 18 years and was a managing partner at Benson, Moyle, Mucci LLP.

The Company is informed that each of Messrs. Bloss and Moyle holds 19.854% of the outstanding common shares of TESI. As a result, the approximate dollar value of each of their interests in the $10.2 million of cash consideration paid to or for the account of TESI is $2.0 million. Based on the $8.34 closing sale price for the Company’s common stock on the New York Stock Exchange on September 30, 2016, the approximate dollar value of each of their interests in the 690,000 shares of the Company’s common stock issued to TESI is $1.1 million.  The approximate value of each of their interests in the $2 million of minimum additional consideration payable to TESI is $397,000. Each of them also has an interest in any additional consideration beyond the minimum that may be paid to TESI in the transaction, the value of which cannot be computed at this time.  Aggregating the foregoing amounts, the approximate dollar value of each of their interests in the consideration payable to TESI is $3.6 million.  All of the amounts disclosed in this paragraph assume that the dollar values of the interests of Messrs. Bloss and Moyle are equal to their percentage ownership of the common shares of TESI times the consideration being paid. There may be liabilities of TESI or other factors that could result in the actual monetary benefit derived by each of Messrs. Bloss and Moyle from the consideration payable to TESI being more or less than the amounts disclosed.

The Company is informed that TESI holds 86.36%, and that each of Messrs. Bloss and Moyle holds 4.55%, of the outstanding common shares of Vantage Hospitality. As a result, the approximate dollar value of each of the interests of Messsrs. Bloss and Moyle in the $12.5 million of cash consideration paid to Vantage Hospitality is $2.7 million. This assumes that the dollar values of their interests are equal to their 4.55% direct ownership of the common shares of Vantage Hospitality, plus their 17.146% indirect ownership (19.854% of the common shares of TESI times the 86.36% of the common shares of Vantage Hospitality held by TESI), times the cash consideration paid to Vantage Hospitality. There may be liabilities of Vantage Hospitality or other factors that could result in the actual monetary benefit derived by each of Messrs. Bloss and Moyle from this consideration being more or less than $2.7 million.

Aggregating the amounts disclosed in the preceding two paragraphs, the approximate dollar value of each of the interests of Messsrs. Bloss and Moyle in the consideration payable in the transaction is $6.3 million.  As stated above, there may be liabilities of TESI or Vantage Hospitality or other factors that could result in the actual monetary benefit derived by each of them from this consideration being more or less than $6.3 million.

As a condition to the closing of the transactions under the Purchase Agreement, each of Mr. Moyle and Mr. Bloss entered into an at-will employment agreement with the Company on the terms described below, effective as of October 1, 2016.

Base Salaries

The agreements provide for the following annual base salaries: Mr. Moyle, $340,000; and Mr. Bloss, $360,000. These base salaries are subject to annual review by, and increase at the discretion of, the Compensation Committee of the Company’s Board of Directors.

One-time Cash Payments

In January 2017, Mr. Moyle will receive a one-time cash payment of $25,000 and Mr. Bloss will receive a one-time cash payment of $50,000.  In the event of a voluntary termination by either executive prior to the first anniversary of his start date, he will be required to reimburse the entire cash payment made to him.

Annual Cash Incentive Payments

If either executive attains the target performance measures determined by the Compensation Committee, he will be eligible for a cash incentive payment of up to 50% of such executive’s annual base salary.  Any cash incentive payment earned in 2016 will be prorated for the portion of the year he is employed by the Company.

Equity Grant

Subject to shareholder approval at the Company’s 2017 annual meeting of an increase in the number of shares available under the Company’s stock incentive plan, each executive will be granted 30,000 restricted stock units vesting 25% on each of the first four anniversaries of the date of grant.

Severance Arrangements

In the event of a termination by the Company without cause, the Company will pay a severance payment to the executive in an amount equal to one-half of his annual base salary at the time of termination.  However, if there is a Constructive Termination within twelve (12) months after a change of control of the Company, the executive will be entitled to a lump sum payment equal to the sum of (a) his annual base salary at the time of termination plus (b) an amount equal to the target annual cash incentive payment for the then current fiscal year multiplied by a fraction, the numerator of which is 365 plus the number of days elapsed in the then current fiscal year and the denominator of which is 365.

As used in the employment agreements, “Constructive Termination” means:

  the executive is terminated without cause;
  the executive experiences a significant reduction in the scope of his duties, authorities and responsibilities;
  the executive experiences a reduction of more than 20% of his base salary; or
  solely in the case of Mr. Moyle, he is required to relocate his place of employment outside of Florida.

Item 8.01. Other Events.

On October 3, 2016, the Company issued a press release announcing the completion of the Purchase. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

a) Financial Statements of Businesses Acquired.

The Company intends to file the financial statements of the Sellers required by Item 9.01(a) as part of an amendment to this Current Report on Form 8-K no later than 71 calendar days after the required filing date for this Current Report on Form 8-K.

b) Pro Forma Financial Information.

The Company intends to file the pro forma financial information required by Item 9.01(b) as an amendment to this Current Report on Form 8-K no later than 71 days after the required filing date for this Current Report on Form 8-K.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated October 3, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Red Lion Hotels Corporation

Date: October 3, 2016	By:	/s/ David M. Wright
David M Wright
Vice President, Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated October 3, 2016.